Exhibit 99.17

EIGHTH AMENDMENT

TO THE

RESTATED GRAND CASINOS

401(k) SAVINGS PLAN

WHEREAS, the Restated Grand Casinos 401(k) Savings Plan (the “Plan”) is maintained by Grand Casinos, Inc. (the “Company”);

WHEREAS, pursuant to the Sixth Amendment to the Plan (which was misnumbered as the Fourth Amendment), Article XIII of the Plan provides that the Human Resources Committee of the Board of Directors of Harrah’s Entertainment, Inc. (the “HRC”) has the power to amend the Plan;

WHEREAS, it is now desirable to amend the Plan in order to provide the opportunity for participants to invest in the common stock of Harrah’s Entertainment, Inc. under the Plan;

WHEREAS, it is necessary to amend the Plan to reflect changes resulting from the merger of Caesars Entertainment, Inc., the Company’s parent, into Harrah’s Operating Company, Inc., including updating the list of participating employers and reflecting proper service crediting; and

WHEREAS, it is necessary to amend the Plan to incorporate the automatic rollover requirements in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as provided herein:

1.                       Effective June 13, 2005, by substituting the following for the first sentence of Section 1.17 of the Plan:

“‘Eligible Employee’ shall mean, except as provided herein, any person who is an Employee of an Employer within a designated group at a location for which such Employer has adopted the Plan and who has completed Six Months of Eligibility Service.”

2.                       Effective June 13, 2005, by substituting the following for Section 1.19 of the Plan:

“1.19 ‘Employer’ shall mean the Company and any Affiliate which adopts the Plan with respect to one or more locations.  Appendix A hereto sets forth the names of all Employers and the locations for which they have adopted the Plan.”

3.                       Effective January 1, 2006, by adding the following as new Section 1.23A to the Plan:

“1.23A ‘Harrah’s Stock’ shall mean shares of common stock of Harrah’s      Entertainment, Inc., par value $0.10 per share.”

4.                       Effective January 1, 2006, by adding the following as new Section 1.23B to the Plan:

“1.23B ‘Harrah’s Stock Fund’ shall mean the Investment Fund which holds Harrah’s Stock as an investment under Section 5.6.”

5.                       Effective June 13, 2005, by adding “or Affiliate” after the term “Employer” wherever it appears in Section 1.25 of the Plan.

6.                       Effective January 1, 2006, by adding the new subsection 1.25(d) of the Plan:

“(d)         For any salaried Employee who is exempt for purposes of the Fair Labor Standards Act, Hours of Service shall be determined based on such Employee’s payroll frequency.   The following number of Hours of Service shall be credits based on the appropriate payroll frequency:

Units of time	Hours of Service

day	10 hours

week	45 hours

semi-monthly	95 hours

monthly	190 hours.”

7.                       Effective June 13, 2005, by adding the following as Section 1.25A to the Plan:

“1.25A ‘HRC’ shall mean the Human Resources Committee of the Board of  Directors of Harrah’s Entertainment, Inc.”

8.                       Effective June 13, 2005, by adding the following as Section 1.25B to the Plan:

“1.25B ‘Investment Committee’ shall mean the committee appointed by the HRC        to exercise the responsibilities set forth in Section 5.3.”

9.                       Effective January 1, 2006, by substituting the following for Section 1.26 of the Plan:

“1.26  ‘Investment Funds’ means the Investment Funds available under the Plan,       including the Harrah’s Stock Fund and other Investment Funds provided for in               Section 12.2 of the Plan.”

10.                 Effective June 13, 2005, by adding the following as new Section 1.46(h) of the Plan:

“(h)              Any Employee’s service with Harrah’s Entertainment, Inc. or any entity that is treated as a member of its controlled group under Code Section 414(b), (c) or (m) that occurred prior to June 13, 2005 (without regard to any Breaks in Service) shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’ under the Plan; provided however that any such individual must be actually employed by an Employer to become an Eligible Employee in the Plan.”

11.                 Effective June 13, 2005, by adding the following as new Section 1.47(i) of the Plan:

“(i)                Any Employee’s service with Harrah’s Entertainment, Inc. or its any entity that is treated as a member of its controlled group under Code Section 414(b), (c) or (m) that occurred prior to June 13, 2005 (without regard to any Breaks in Service) shall be treated as employment as an Employee for purposes of calculating a ‘Year of Service’.”

12.                 Effective June 13, 2005, by substituting the following for the last sentence of Section 3.8(e)(iii) of the Plan:

“If the Participant is entitled to receive an additional Matching Contribution under Section 3.2(b), such additional Matching Contribution shall be made by the Employer who employs the Participant as an Eligible Employee on the last day of the Plan Year.  If, on the last day of the Plan Year, the Participant is not an Eligible Employee of his Employer, the additional Matching Contribution, if any, allocable to such Participant will be made by the Employer that employed the Participant as an Eligible Employee in that Plan Year.”

13.                 Effective June 13, 2005, by substituting the following for Section 5.2(c) of the Plan:

“(c)               The selection of any Investment Fund is the sole and exclusive responsibility of each Participant and its intended that the selection of an Investment Fund by each Participant be within the parameters of Section 404(c) of ERISA and the regulations thereunder.  None of the Employers, nor the Trustee, nor any Committee or Investment Committee member, nor any of the directors, officers, agents or Employees of the Employers are empowered to or shall be permitted to advise a Participant as to the manner in which his Account Balance shall be invested or changed.  No liability whatsoever shall be imposed upon the Employers, the Trustee, any Committee or Investment Committee member, or any director, officer, agent or Employee of an Employer for any loss resulting to a Participant’s account because of (i) any sale or investment directed by a Participant under this Section, (ii) the Participant’s failure to take any action regarding an investment acquired pursuant to such elective investment, or (iii) for the Participant’s failure to make effective investment election.  If the Participant fails or declines to make an effective investment election, the Participant’s Accounts shall be held in one or more default Investment Funds, other than the Harrah’s Stock Fund, as selected by the Investment Committee.”

14.                 Effective June 13, 2005, by adding the following as new Section 5.3 of the Plan:

“5.3              Investment Committee

(a)   The Investment Committee:

(i)            has the responsibility and authority to evaluate, select and remove the Investment Funds, other than the Harrah’s Stock Fund;

(ii)           has the authority to appoint and remove an investment manager (within the meaning of Section 3(38) of ERISA);

(iii)          is entitled to vote proxies or exercise any shareholder rights relating to shares held on behalf of the Plan in a registered investment company;

(iv)          has the authority to retain and dismiss investment advisors and other consultants;

(v)           may exercise its authority with respect to other powers granted under the Plan or the Trust Agreement;

(vi)          may delegate its authority and responsibilities as permitted by law; and

(vii)         may otherwise deal with the Trustee with respect to the Fund.

(b)   Members of the Investment Committee will serve without compensation.  However, reasonable expenses of the Investment Committee may be paid by the Plan to the extent they are not paid by the Company.”

15.                 Effective January 1, 2006, by adding the following as new Sections 5.4, 5.5, 5.6 and 5.7 of the Plan:

“5.4    Participants Have Right to Vote and Tender Harrah’s Stock.  Each Participant shall be entitled to instruct the Trustee as to the voting or tendering of any full or partial shares of Harrah’s Stock held on his behalf under the Plan in the Harrah’s Stock Fund.  Prior to such voting or tendering of Harrah’s Stock, each Participant shall receive a copy of the proxy solicitation or other material relating to such vote or tender decision and a blank form for the Participant to complete which confidentially instructs the Trustee to vote or tender such shares in the manner indicated by the Participants. Upon receipt of such instructions, the Trustee shall act with respect to such shares as instructed.  Neither the Investment Committee nor the Trustee shall vote or tender any shares for which instructions are not received from Participants.  To the extent that any Beneficiary controls the investment of an account under the Plan, he will have the rights a Participant has under this section.

5.5      Registration and Disclosure for Harrah’s Stock.  The Investment Committee shall be responsible for determining the applicability of (and, if applicable, complying with) the requirements of the Securities Act of 1933, as amended, and any other applicable blue sky law. The Investment Committee shall also specify what restrictive legend or transfer restriction, if any, is required to be set forth on the certificates for the securities and the procedure to be followed by the Trustee to effectuate a resale of such securities.

5.6      Harrah’s Stock Fund.

(a) The Harrah’s Stock Fund shall be at all times one of the Investment Funds available under the Plan.  The Harrah’s Stock Fund shall be invested primarily in shares of Harrah’s Stock (except that the Harrah’s Stock Fund may be invested in rights, warrants and options issued with respect to Harrah’s Stock (to the extent permitted by the Code and ERISA as determined by the Investment Committee)).  Dividends paid on shares of Harrah’s Stock held in the Harrah’s Stock Fund, if any, shall be reinvested and used to purchase additional shares of Harrah’s Stock.

(b) The assets of the Harrah’s Stock Fund shall be valued in accordance with the applicable provisions in the Trust Agreement and Section 5.7 of the Plan.  The Committee shall determine the manner in which the interests of the Accounts of Participants in the Harrah’s Stock Fund shall be denominated.

(c) No dividend payable on Harrah’s Stock shall constitute an annual addition for purposes of Section 4.7; deferral for purposes of Section 4.1 (relating to the Code section 402(g) limit); a deferral for purposes of Section 4.3 (relating to the actual deferral percentage test); or a contribution for purposes of Section 4.5 (relating to the Actual Contribution Percentage Test).

(d) The Plan is an ‘eligible individual account plan’, as defined in ERISA Section 407(d)(3), and provides for the acquisition and holding of “qualifying employer securities” as defined in ERISA Section 407(d)(5).

5.7      Harrah’s Stock Valuation.  Notwithstanding the foregoing provisions, in all cases the valuation provisions of this Plan and the Trust Agreement, including the selection of a valuation date for any purpose under this Plan, shall be interpreted and applied in a manner consistent with the applicable requirements under Code Sections 409 and 4975(e)(7), the regulations issued thereunder, and any related or successor statutes or regulations, that must be satisfied in order to qualify for the prohibited transaction exemption under Code Section 4975(d)(3).  In this connection, all valuations of Harrah’s Stock contributed to or acquired by the Plan which at the time of such valuation is not readily tradable on an established securities market within the meaning of Code Section 401(a)(28) shall be made by an independent appraiser (within the meaning of Code Section 170(a)(1)), whose name shall be reported to the Internal Revenue Service.”

16.                                 Effective for distributions made on or after March 28, 2005, Section 7.3(b) of the Plan is hereby amended to read in its entirety as follows:

“(b)         The Participant’s Vested Account Balance to which he shall be entitled under paragraph (a) of this Section shall be distributed as follows:

(i)            If the value of the Participant’s Vested Account Balance under paragraph (a) of this Section is less than $200, such Participant shall receive a distribution of such Vested Account Balance in a lump sum cash payment as soon as practicable following his Termination of Employment.

(ii)           If the value of the Participant’s Vested Account Balance under paragraph (a) of this Section is at least $200 but not greater than $5,000, such Participant shall receive a distribution of such Vested Account Balance in a lump sum cash payment as soon as practicable following his Termination of Employment or, if elected by the Participant, in a Direct Rollover described in Section 7.9; provided, however, if the Participant’s Vested Account Balance is greater than $1,000 but not greater than $5,000 and the Participant fails to make an election, the Committee shall distribute the Participant’s Vested Account Balance in a Direct Rollover pursuant to Section 7.9 to an individual retirement account (described in Code Section 408(a) or an individual retirement annuity (described in Code Section 408(b)) designated by the Committee.

(iii)          If the value of the Participant’s Vested Account Balance under paragraph (a) of this Section is greater than $5,000 and if such Participant does not elect to receive an immediate distribution of such Vested Account Balance in a lump sum cash payment or a Direct Rollover described in Section 7.9, such Participant (hereinafter referred to as a ‘Terminated Vested Participant’) shall receive a distribution of his Vested Account Balance in accordance with paragraph (c) of this Section.

If such Participant should die prior to receiving distribution of his Vested Account Balance, the Participant’s Beneficiary shall receive a distribution of such Participant’s Vested Account Balance in accordance with paragraph (c) of this Section.”

17.                 Effective June 13, 2005, by adding the following as new Section 11.1(b)(iii) of the Plan:

“(iii) The Investment Committee established to manage and control the assets of the Plan as set forth in Section 5.3.”

18.                 Effective June 13, 2005, by substituting the following for Section 11.3(c) of the Plan:

“(c)    The Investment Committee may appoint an Investment Manager or Managers to manage, acquire and dispose of any assets of the Plan.  Any such Investment Manager shall be an investment manager within the meaning of ERISA Section 3(38).  The appointment of any such Investment Manager shall not be effective until such Investment Manager has acknowledged in writing that it is a Fiduciary with respect to the Plan.”

19.                 Effective June 13, 2005, by substituting the following for the address at Section 11.9(e):

“Harrah’s Entertainment, Inc.

c/o Corporate Benefits Department

One Harrah’s Court

Las Vegas, NV 89119.”

20.                 Effective June 13, 2005, by substituting the following for Section 12.2 of the Plan:

“12.2 Investment Fund.  The Fund shall be composed of the Harrah’s Stock Fund and any other Investment Funds designated by the Investment Committee consisting of amounts in Participants’ Salary Deferral Contributions Accounts, Matching Contributions Accounts, After Tax Contribution Accounts and Rollover Contributions Accounts and the earnings thereon that accrue from time to time.”

21.         Effective June 13, 2005, by replacing Appendix A with the following:

 “APPENDIX A

Names of Employers & Locations

Each Employer listed below has adopted the Plan for all Eligible Employees at each of its locations unless indicated otherwise.

Grand Casinos, Inc.

BL Development Corp. – Grand Tunica

Grand Casinos of Mississippi, Inc. – Grand Biloxi

Sheraton Tunica Corporation

Grand Casinos of Mississippi, LLC – Regional, Grand Gulf

Harrah’s Entertainment, Inc. – Effective January 1, 2006, the group of Eligible Employees consists solely of those salaried employees who perform services at any Grand Casino property and who are required to be covered by this Plan in connection with the Agreement and Plan of Merger, dated July 14, 2004, of Caesar’s Entertainment, Inc. into Harrah’s Entertainment, Inc.”

IN WITNESS WHEREOF, the undersigned officer of Harrah’s Entertainment, Inc. hereby certifies that the HRC duly adopted this Eighth Amendment to the Plan on December 15, 2005.

By:	/s/ Nizar Jabara
Name:	Nizar Jabara
Title:	Vice President of Compensation, Benefits & HRSS